Exhibit 10.1

AMENDMENT LETTER

To:	Enstar Group Limited
Clarendon House
2 Church Street
Hamilton HM11
Bermuda

(as Obligors’ Agent for and on behalf

of itself and the other Obligors)

25th July 2012

Dear Sirs

Revolving Credit Facility dated 14 June 2011 between, amongst others, Enstar Group Limited (as the Parent), National Australia Bank Limited and Barclays Corporate (as Arrangers) and National Australia Bank Limited (as Agent and Security Agent) (as such agreement may be varied, amended and/or restated from time to time, the “Facility Agreement”).

1.	DEFINITIONS AND CAPACITY

1.1	Unless a contrary intention is indicated, terms used in this letter shall have the meaning given to them in the Facility Agreement. References to Clauses and Schedules are references to Clauses of and Schedules to the Facility Agreement unless otherwise specified.

1.2	We are writing to you, in our capacity as Agent, for yourself and as Obligors’ Agent for the other Obligors pursuant to your appointment as Obligors’ Agent under Clause 2.3 (Obligors’ Agent).

2.	DESIGNATION

2.1	This letter constitutes an amendment letter as contemplated by Clause 36 (Amendments and Waivers).

2.2	This letter is a Finance Document.

3.	AMENDMENT

3.1	The Parties hereby agree that, with effect from30 June 2012:

3.1.1	The definition of “Requisite Rating” in Clause 22.2.1 (e) of the Facility Agreement shall be deleted in its entirety and replaced with the following:

“Requisite Rating:

(i)	The weighted average rating of the aggregate investment portfolio (determined by reference to the individual rating given by the Rating Agency to each investment) of the Material Companies shall not at any time be less than A-;

(ii)	the short term rating and/or long term rating of investments as determined by the Rating Agency for at least 80% of the total value of the investments held by the Material Companies shall not at any time be less than BBB or shall be held in Cash or Cash Equivalent Investments.”;

(iii)	investments which fall outside of the 80% threshold noted in 3.1.1 (ii) shall be limited to a maximum of 5% per issuer and no more than 5% in private equity investments with the exception of investments in J.C. Flowers funds; and

(iv)	no further investment in J.C. Flowers funds by the Material Companies is permitted beyond the commitments existing at the date of this agreement.

3.1.2	Clause 21.2.1 of the Facility Agreement shall be deleted in its entirety and replaced with the following:

“The Parent shall procure that each Obligor and/or each Material Company, as applicable, shall deliver to the Agent in sufficient copies for all the Lenders:-

(a)	as soon as they are available, but in any event within 120 days (or 75 days in respect of the Parent) after the end of each of its Financial Years:

(i)	the audited consolidated financial statements of the Parent for that Financial Year;

(ii)	the audited financial statements of each Obligor and each Material Company for that Financial Year or, if such person is not required to produce audited financial statements and has not done so for that Financial Year, its management schedules for such Financial Year provided that any such person must prove audited consolidated financial statements if the Agent so requests;

(b)	as soon as they are available, but in any event within 45 days after the end of the Financial Quarter of each of its Financial Years, the consolidated and unconsolidated financial statements of the Parent and details of net worth for each Material Company as certified by the Chief Financial Officer of the Parent for that Financial Quarter, to include:

(i)	(in the case of the Parent only) details of all Disposal Proceeds as defined in Clause 8.2 (Disposal and Insurance Proceeds);

(ii)	(in the case of the Parent only) details of all surpluses in any fund or funds of each member of the Group which is an insurance company;

(iii)	(in the case of the Parent only) a summary of cash realisations of each member of each relevant Target Group (as appropriate) following the relevant acquisition;

(iv)	(in the case of the Parent only) details of the proceeds of the cash realisations of each member of each relevant Target Group following the relevant acquisition;

(v)	a discussion of major incurred claims movements with appropriate narrative;

(c)	as soon as they are available, but in any event within 45 days after the end of each Financial Quarter of each if its Financial Years:

(i)	a written breakdown of all reinsurance and retrocession balances of the Group at the end of that Financial Quarter including details of the counterparty from whom such balances are owed, an ageing of such balances, and details of any movements in any receivables and recoveries made during such period; and

(ii)	details of any bad debt or other provisions held by a member of the Group at the end of that Financial Quarter including details of changes made in relation to such bad debts or other provisions together with the reasons for such provisions being made;

(d)	for each Material Company with Gross Loss Reserves in excess of US$2,500,000, as soon as it is available, but in any event within 60 days after the start of each of its Financial Years, an actuarial review conducted by a duly qualified independent actuarial company.”

3.1.3	Clause 21.4.1 of the Facility Agreement shall be deleted in its entirety and replaced with the following:-

“The Parent shall procure that each set of Annual Financial Statements and Quarterly Financial Statements includes a balance sheet, profit and loss account and cashflow statement. In addition, the Parent shall procure that:-

(a)	each set of Annual Financial Statements shall where required be audited by the Auditors;

(b)	each set of Annual Financial Statements of the Parent shall include:-

(i)	for each UK Regulated Insurance Entity, its Solvency I minimum capital requirement or, post-Solvency II implementation, its Pillar I Capital Requirement;

(ii)	for each UK Regulated Insurance Entity, as soon as it is available, but in any event within 90 days after the start of each of its Financial Years, its ICA Capital Requirement;

(iii)	for each Non-UK Regulated Insurance Entity, its local capital requirement/Solvency II capital requirement, as appropriate.

(c)	each set of Quarterly Financial Statements of the Parent includes:

(i)	a cashflow forecast (comprising the Capital Release Schedule) in respect of the Group relating to the twelve month period commencing at the end of the relevant Financial Quarter;

(ii)	a statement by the directors of the Parent commenting on the performance of the Group for the quarter to which the financial statements relate and the Financial Year to date and any material developments or material proposals affecting the Group or its business; and

(iii)	a report setting out, in respect of each Regulated Insurance Entity: (i) its capital resources; (ii) any deductions made from its capital resources when determining its compliance with its local capital requirement as determined by the relevant regulator and (iii) any waivers provided by the local regulator in respect of solvency requirement compliance.”

3.1.4	Clause 21.8.1 (c) of the Facility Agreement shall be deleted in its entirety and replaced with the following:-

“(c) promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group outside the normal course of business, and which, if adversely determined would involve a liability, or a potential or alleged liability, exceeding US$2,000,000 (or its equivalent in other currencies);”.

3.1.5	Clause 22.2.1 (c) of the Facility Agreement shall be deleted in its entirety and replaced with the following:-

“(c) Regulatory Cover: Regulatory Cover of each Regulated Entity shall at all times be more than 1.1:1 or as otherwise agreed with the regulator of a Regulated Insurance Entity subject to the aggregate shortfall in regulatory capital not exceeding $20m.”

3.1.6	The definition of Cash, as defined in Clause 1.1, shall be deleted in its entirety and replaced with the following:-

“Cash means, at any time, cash denominated in freely transferable and freely convertible currency in hand or at bank (in the latter case) credited to an account in the name of a member of the Group with an Acceptable Bank and to which a member of the Group is alone (or together with other members of the Group) beneficially entitled and for so long as that cash is repayable on demand.”

3.1.7	The definition of Cash Equivalent Investments, as defined in Clause 1.1, shall be deleted in its entirety and replaced with the following:-

“Cash Equivalent Investments means, at any time:

(a)	any investment in marketable securities for

(i)	which a recognised trading market exists,

(ii)	maturing within 92 days of the purchase date of the security,

(iii)	which has a minimum rating of either BBB or A-2 by Standard & Poor’s Rating services or Baa2 or P-2 by Moody’s Investor Services Limited or an equivalent rating by any Nationally Recognized Statistical Rating Organization (“NRSRO”);

(b)	any money market fund which has liquidity provisions enabling accessibility to funds within 30 business days and with a minimum rating of A-1 by Standard & Poor’s Rating Services or P-1 by Moody’s Investor Services Limited or an equivalent rating by any NRSRO;

(c)	any UCITS fund which has liquidity provisions enabling accessibility to funds within 30 business days and with a minimum weighted average rating of A- or A-1 by Standard & Poor’s Rating Services or A3 or P-1 by Moody’s Investor Services Limited or an equivalent rating by any NRSRO; or

(d)	any other debt or equity security approved by the Majority Lenders.”

4.	AFFIRMATION

The Facility Agreement and the other Finance Documents shall continue in full force and effect, but subject to the amendment specified in this letter.

5.	COUNTERPARTS

This letter may be executed in any number of counterparts, each of which when executed and delivered shall be an original, but all of which when taken together shall constitute a single instrument.

6.	GOVERNING LAW AND JURISDICTION

6.1	This letter and all non-contractual obligations arising in any way whatsoever out of or in connection with this letter shall be governed by, construed and take effect in accordance with English law.

6.2	Clauses 39 (Governing Law) and 40 (Enforcement) of the Facility Agreement shall apply to this letter as if set out in full in this letter and as if reference in those provisions to this “Agreement” were a reference to this letter.

Please sign and return the attached copy of this letter to indicate your acknowledgement, and acceptance, of the terms of this letter.

Yours faithfully

/s/ Carole Palmer
for and on behalf of National Australia Bank Limited as Agent

Accepted and agreed

/s/ Richard J. Harris
for and on behalf of Enstar Group Limited (for itself and in its capacity as Obligors’ Agent for and on behalf of each Obligor)